Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2006, relating to the consolidated financial statements and financial statement schedule of WJ Communications, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of WJ Communications, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
San Jose, California
November 27, 2006